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[MONY LIFE INSURANCE COMPANY LETTERHEAD]

                                 April 30, 2003

Board of Directors
MONY Life Insurance Company
1740 Broadway
New York, New York 10019

To The Board of Directors:

     In my capacity as Vice President-Chief Tax Counsel of MONY Life Insurance Company, I have reviewed the tax disclosure contained in Post-Effective Amendment No. 4 to the registration statement of MONY Variable Account L (the "Account") (File No. 333-72590) on Form N-6 to be filed by MONY Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. Such registration statement describes certain flexible premium variable life insurance policies which will participate in the Account.

     After such review, I have passed upon the description of legal matters relating to the federal tax laws. In arriving at the foregoing opinion, I have made such examination of law as in my judgment is necessary or appropriate.

     I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement and to the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in the said registration statement.

                                             Very truly yours,

                                             /s/ Robert Levy
                                             -----------------------
                                             Robert Levy, Esq.
                                             Vice President-Chief Tax Counsel of
                                             MONY Life Insurance Company